CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

The Board of Directors
Oppenheimer Money Market Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Money
Market Fund, Inc., of our report dated September 13, 2005, included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Account Firm"
appearing in the Statement of Additional Information.

                              /s/  KPMG LLP
                              KPMG LLP

Denver, Colorado
November 23, 2005